Exhibit # 10.3
                      Memorandum of Understanding
          Between Pharmavet Inc. and Laboratorios Pino S.A.


Laboratorios Pino S.A. ("Pino") agrees to appoint Pharmavet Inc.
("Pharmavet") as a representative of Pino in the U.S.A. and worldwide. Pharmavet agrees to assist Pino in obtaining new customers for Pino worldwide, working on a non-exclusive basis.

Upon Pino's acceptance of a customer introduced by Pharmavet and Pino's receipt of payment from the customer, Pino agrees to pay Pharmavet a commission, the amount and rate to be agreed upon at the time Pino accepts an order from Pharmavet's customer. Pino also agrees to honor Pharmavet's introductory role and continue to pay Pharmavet the same commission on any repeat and future orders received from customers introduced to Pino by Pharmavet. If prices change from such repeat customers, Pino and Pharmavet will agree on the commission to be paid to Pharmavet by Pino. Pino will not deal directly with the buyer and will communicate with the buyer through Pharmavet.

Pino agrees to pay Pharmavet its commission within 30 days after payment by L/C or another acceptable means is received by Pino. Pino will invoice the end buyer directly and received payment directly from the end buyer. Pino will also ship product directly to the end buyer after registration of the product is approved by the host country of the buyer.

Pino will provide Pharmavet with product information and list prices for its products. Pharmavet will set the price to be charged to customers introduced by Pharmavet with Pino's approval of final price to be charged to the customer.

Pino agrees to provide samples and documentation necessary to register Pino's products in the host country of the buyer. Pino will also provide Pharmavet with information about Pino's products and list prices for its products. Pino also agrees to provide Pharmavet with information about any product liability insurance Pino has in place when the agreement is signed. Of any way, the additional expenses, if exist, will be on behalf of Pharmavet.

This memorandum of understanding between Pino and Pharmavet shall remain in force until 12.31.2003 and can be renewed for an additional one year, unless a part decides the opposite.

If controversy existed, this one will be dissolved in the courts of Santander (Spain).
Dated: May 19, 2003

S/MANUEL PINO                     S/ARTHUR SEIDENFELD
-------------                     -------------------
  Manuel Pino                       Arthur Seidenfeld
  Laboratorios Pino S.A.            Pharmavet Inc.